Griffon Corporation Announces Fourth Quarter and Annual Results

NEW YORK, NEW YORK, November 16, 2017 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fourth quarter and fiscal year ended September 30, 2017.

Earlier today, Griffon announced it entered into a definitive agreement to sell Clopay Plastic Products Company, Inc. ("PPC") to Berry Global Group, Inc. (NYSE:BERY) for $475 million in cash. The transaction is subject to regulatory approval and customary closing conditions, and is expected to close in the first calendar quarter of 2018. Griffon has classified PPC as a discontinued operations and accordingly our continuing operations results include Home and Building Products ("HBP") and Telephonics Corporation ("Telephonics").

On October 2, 2017, Griffon completed the acquisition of ClosetMaid, a market leader of home storage and organization products, for approximately $200 million, or $175 million inclusive of the net present value of tax benefits. ClosetMaid adds to Griffon's HBP segment, complementing and diversifying our portfolio of leading consumer brands and products. ClosetMaid is expected to generate approximately $300 million in revenue in the first twelve months after the acquisition.

Ronald J. Kramer, Chief Executive Officer, commented “2017 has been a transformational year for Griffon. We have significantly grown our HBP segment through the acquisitions of ClosetMaid, Hills, La Hacienda, Tuscan Path and Harper and will unlock value and strengthen our capital position through the divestiture of Clopay Plastics. These strategic initiatives will build on our proven track record of increasing operating margins and improving our financial performance. We are poised to enhance our free cash flow and continue to deliver superior shareholder returns through organic growth and further acquisitions. I am very excited about Griffon's future."

Fourth quarter revenue from continuing operations of $431 million increased 15% compared to the prior year quarter revenue of $374 million. HBP and Telephonics revenue increased 17% and 11%, respectively. Inclusive of PPC, fourth quarter revenue of $550 million increased 10% compared to the prior year quarter of $501 million.

Fourth quarter net loss totaled $12.0 million, or $0.29 per share, compared to net income of $5.5 million, or $0.13 per share, in the prior year quarter. Current quarter results included acquisition costs of $9.6 million ($6.1 million net of tax, or $0.14 per share), Telephonics contract settlement charge of $5.1 million ($3.3 million, net of tax, or $0.08 per share), environmental and warranty reserves totaling $5.7 million ($3.7 million, net of tax, or $0.09 per share) and discrete and certain other tax provisions of $14.5 million or $0.34 per share. The prior year quarter included discrete tax provisions, net of $6.0 million, or $0.14 per share. Excluding these items from both periods, current quarter adjusted net income was $15.7 million, or $0.36 per share increasing 36% from $11.5 million, or $0.27 per share, in the prior year quarter. Income from continuing operations was $4.3 million, or $0.10 per share, compared to $4.1 million, or $0.10 per share, in the prior year quarter. Adjusted income from continuing operations was $12.0 million, or $0.28 per share compared to $6.4 million, or $0.15 per share in the prior year quarter.

Fourth quarter Segment adjusted EBITDA from continuing operations totaled $54 million, increasing 13% from the prior year quarter of $47 million. Inclusive of PPC, Segment adjusted EBITDA totaled $67 million, increasing 11% from the prior year quarter of $60 million. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Segment adjusted EBITDA”, a non-GAAP measure).

For the full year 2017, revenue from continuing operations totaled $1,525 million, increasing 3% from the prior year. HBP increased 7% and Telephonics decreased 6%, all in comparison to the prior year. Revenue inclusive of PPC totaled $1,986 million increasing 1.5% from the prior year.

For the full year 2017, net income totaled $14.9 million, or $0.35 per share, compared to $30.0 million million, or $0.68 per share, in the prior year. Current year results included acquisition costs of $9.6 million ($6.1 million net of tax, or $0.14 per share), Telephonics contract settlement charges of $5.1 million ($3.3 million, net of tax, or $0.08 per share), environmental and warranty reserves totaling $5.7 million ($3.7 million, net of tax, or $0.09 per share) and discrete and certain other tax provisions of $9.4 million or $0.22 per share. The prior year included restructuring costs of $5.9 million ($4.2 million net of tax, or $0.10 per share) and discrete and certain other tax provisions $2.7 million or $0.06 per share. Excluding these items, current year adjusted net income was $37.4 million, or $0.87 per share, compared to $36.9 million, or $0.84 per share, in the prior year. Income from continuing operations was $17.8 million or $0.41 per share compared to $19.8 million or $0.45 per share in the prior year. Adjusted income from continuing operations was $19.0 million or $0.44 per share compared to $18.9 million or $0.43 per share in the prior year.

For the full year 2017, Segment adjusted EBITDA, inclusive of PPC, totaled $225 million, increasing 3% compared to $218 million in the prior year. Segment adjusted EBITDA from continuing operations totaled $173 million, increasing 3% from the prior year of $168 million.

Segment Operating Results
Home & Building Products
Revenue in the current quarter totaling $287 million increased 17% from the prior year quarter. The AMES Companies, Inc. (“AMES”) revenue increased 17% compared to the prior year quarter, due to increased U.S. garden tool and wheelbarrow sales, improved Canadian snow tool sales, UK market expansion and contribution from the La Hacienda and Hills acquisitions. Clopay Building Products Company, Inc. ("CBP") revenue increased 17%, due to increased volume, pricing, and favorable mix.

Fourth quarter Segment adjusted EBITDA was $34 million, increasing 28% from the prior year quarter due to the benefit of increased sales and favorable product mix, partially offset by increased steel and resin costs.

Revenue in 2017 totaled $1,113 million, increasing 7% from the prior year. AMES revenue increased 6%, primarily due to increased UK market expansion and contributions from the La Hacienda and Hills acquisitions, and increased Canadian snow and lawn tools sales. CBP revenue increased 8% from the prior year period, primarily due to increased volume, pricing and favorable mix.

Segment adjusted EBITDA for 2017 was $127 million, increasing 10% compared to the prior year. The increase was primarily due to the benefit from increased revenue and favorable product mix, partially offset by increased steel and resin costs.

On November 6, 2017, AMES acquired Harper Brush Works (“Harper”), a division of Horizon Global, for approximately $5 million. Harper is a leading U.S. manufacturer of cleaning products for professional, home, and industrial use. The acquisition will broaden AMES’ long-handle tool offering in North America to include brooms, brushes, and other cleaning tools and accessories. The acquisition is expected to contribute approximately $10 million in revenue in the first twelve months after the acquisition.

On September 29, 2017, AMES Australia completed the acquisition of Tuscan Landscape Group Pty, Ltd. ("Tuscan Path"), a leading Australian provider of pots, planters, pavers, decorative stone, and garden decor products, for approximately $18 million (AUD 22 million). The acquisition of Tuscan Path broadens AMES' outdoor living and lawn and garden business, and will strengthen AMES' industry leading position in Australia. Tuscan Path is expected to generate approximately AUD 25 million of revenue in the first twelve months after the acquisition.

On July 31, 2017, The AMES Companies, Inc. acquired La Hacienda Limited ("La Hacienda"), a leading United Kingdom outdoor living brand of unique heating and garden decor products, for approximately $11 million (GBP 9 million). The acquisition of La Hacienda broadens AMES' global outdoor living and lawn and garden business and supports AMES' UK expansion strategy. La Hacienda is expected to generate approximately GBP 14 million of revenue in the first twelve months after the acquisition.
Telephonics
Revenue in the current quarter totaled $144 million, increasing 11% from the prior year quarter, primarily due to increased revenue from multi-mode radar ("MMR") and dismounted electronic countermeasure systems.

Fourth quarter Segment adjusted EBITDA was $19 million, decreasing 6% from the prior year quarter, primarily driven by program mix.

Revenue in 2017 totaled $412 million, decreasing 6% compared to the prior year due to decreased multi-mode radar revenue and certain ground surveillance systems, partially offset by favorable performance on electronic countermeasure systems revenue.

Segment adjusted EBITDA for 2017 was $46 million, compared to $53 million in the prior year primarily due to the decrease in revenue, program mix and the impact of revised estimates to complete remaining performance obligations on certain radar and communication programs.

Contract backlog totaled $351 million at September 30, 2017, compared to $420 million at September 30, 2016, with approximately 70% expected to be fulfilled within the next twelve months. The decrease in backlog reflects the timing of various U.S. and international contract awards associated with radar and surveillance opportunities.

Plastic Products
Revenue in the current quarter totaled $119 million, decreasing 6% compared to the prior year quarter, primarily due to reduced volume across all regions of 10%, partially offset by favorable mix of 1%, resin pricing of $1.9 million or 2%, and foreign currency of 1%. PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $13 million, increasing 1% from the prior year quarter due to improved operations and resin pricing of $1.2 million, being partially offset by reduce volume and unfavorable mix.

Revenue in 2017 totaled $461 million, decreasing 4% compared to the prior year, primarily due to unfavorable volume of 4% driven by Europe, partially offset by increased volume in North America and Brazil, as well as unfavorable mix of 2%. These decreases were partially offset by a favorable resin impact of $3,600, or 1% and favorable foreign currency of 1%. PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA for 2017 was $53 million, increasing 5% from the prior year primarily due to improved operations, partially offset by reduced volume, unfavorable mix and a resin impact of $2.1 million or 4%.

Taxes
The Company reported pretax income from continuing operations for the years ended September 30, 2017 and 2016 and recognized a tax (benefit) provision of (6.5)% and 38.6%, respectively. The 2017 and 2016 tax rates included $8.3 million and $0.9 million, respectively, of net discrete tax benefits and certain other items. Excluding these tax items and other items that affect comparability, the effective tax rates for the years ended September 30, 2017 and 2016 were 39.8% and 41.3%, respectively.

The tax provisions on all pre-tax income inclusive of discontinued operations for the years ended September 30, 2017 and 2016 resulted in tax rates of 61.7% and 43.6%, respectively. These 2017 and 2016 tax rates included $9.4 million and $2.7 million, respectively, of net discrete tax provisions and certain other tax items. Excluding these tax items and other items that affect comparability, the effective tax rates for the year ended September 30, 2017 and 2016 were 37.0% and 37.5%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2017, the Company had cash and equivalents of $48 million, total debt outstanding of $979 million, net of discounts and deferred costs, and $192 million available for borrowing under its revolving credit facility. Capital expenditures inclusive of PPC, net of equipment sales, in 2017 were $80 million; capital expenditures from continuing operations were $35 million.

Share Repurchases
In each of July 2015 and August 2016, Griffon's Board of Directors authorized the repurchase of up to $50 million of Griffon's outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During 2017, Griffon purchased an aggregate of 129,000 shares of common stock for a total of $2.2 million or $17.06 per share. At September 30, 2017, $49.4 million in the aggregate remains under the July 2015 and August 2016 Board authorized repurchase programs.

Since August 2011 through September 30, 2017, Griffon repurchased 20,429,298 shares of its common stock, for a total of $262 million or $12.81 per share.

Conference Call Information
The Company will hold a conference call today, November 16, 2017, at 8:30 AM ET.

The call can be accessed by dialing 1-800-239-9838 (U.S. participants) or 1-323-794-2551 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 3213047.

A replay of the call will be available starting on Thursday, November 16, 2017 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 3213047. The replay will be available through Thursday, November 30, 2017 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through two reportable segments:

•	Home & Building Products consists of three companies, The AMES Companies, Inc. ("AMES"), Clopay Building Products Company, Inc. ("CBP") and ClosetMaid LLC ("ClosetMaid"):

•	AMES, founded in 1774, is the leading U.S. manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

•	CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America.

•
ClosetMaid, founded in 1965, is a leading North American manufacturer and marketer of closet organization, home storage, and garage storage products and sells to some of the largest home center retail chains, mass merchandisers, and direct-to-guilder professional installers.

•
Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

Classified as a discontinued operation, Clopay Plastic Products Company, Inc., incorporated in 1934, is a global leader in the development and production of embossed, laminated and printed specialty plastic films for hygienic, health-care and industrial products and sells to some of the world's largest consumer products companies.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Segment adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
REVENUE	2017	2016	2017	2016
Home & Building Products:
AMES	$125,506	$107,638	$545,269	$513,973
CBP	161,564	137,713	568,001	527,370
Home & Building Products	287,070	245,351	1,113,270	1,041,343
Telephonics	143,729	129,014	411,727	435,692
Plastics	118,928	126,340	460,914	480,126
Total	549,727	500,705	1,985,911	1,957,161
Less: Plastics	(118,928)	(126,340)	(460,914)	(480,126)
Total revenue	$430,799	$374,365	$1,524,997	$1,477,035

Home & Building Products	$34,260	$26,700	$126,766	$114,949
Telephonics	19,253	20,472	45,931	53,385
Plastics	13,108	12,925	52,760	50,079
Total Segment adjusted EBITDA	66,621	60,097	225,457	218,413
Less: EBITDA from discontinued operations	13,108	12,925	52,760	50,079
Total Segment adjusted EBITDA from continuing operations	53,513	47,172	172,697	168,334
Net interest expense	(12,793)	(13,339)	(51,449)	(49,877)
Segment depreciation and amortization	(11,396)	(12,018)	(47,398)	(45,851)
Unallocated amounts	(11,019)	(10,358)	(42,398)	(40,393)
Acquisition costs	(9,617)	—	(9,617)	—
Contract settlement charges	(5,137)	—	(5,137)	—
Income before taxes from continuing operations	$3,551	$11,457	$16,698	$32,213

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT

(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2017	2016	2017	2016
Home & Building Products
Segment operating profit	$24,834	$17,512	$89,495	$79,682
Depreciation and amortization	8,702	9,188	36,547	35,267
Acquisition costs	724	—	724	—
Segment adjusted EBITDA	34,260	26,700	126,766	114,949

Telephonics
Segment operating profit	11,422	17,642	29,943	42,801
Depreciation and amortization	2,694	2,830	10,851	10,584
Contract settlement charges	5,137	—	5,137	—
Segment adjusted EBITDA	19,253	20,472	45,931	53,385

Clopay Plastic Products
Segment operating profit	5,663	6,744	25,291	20,313
Depreciation and amortization	7,445	6,181	27,469	23,866
Restructuring charges	—	—	—	5,900
Segment adjusted EBITDA	13,108	12,925	52,760	50,079

All segments including Clopay Plastic Products:
Income from operations - as reported	16,645	31,553	91,308	103,507
Unallocated amounts	24,919	9,889	54,243	38,521
Other, net	354	456	(822)	768
Segment operating profit	41,918	41,898	144,729	142,796
Depreciation and amortization	18,842	18,199	74,867	69,717
Acquisition costs	724	—	724	—
Contract settlement charges	5,137	—	5,137	—
Restructuring charges	—	—	—	5,900
Segment adjusted EBITDA	$66,621	$60,097	$225,457	$218,413

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FROM CONTINUING OPERATIONS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2017	2016	2017	2016

All segments excluding Clopay Plastic Products:
Income from continuing operations - as reported	16,803	24,372	69,027	82,340
Unallocated amounts	11,019	10,358	42,398	40,393
Other, net	(459)	424	(880)	(250)
Corporate acquisition costs	8,893	—	8,893	—
Segment operating profit from continuing operations	36,256	35,154	119,438	122,483
Depreciation and amortization	11,396	12,018	47,398	45,851
Acquisition costs	724		724
Contract settlement charges	5,137	—	5,137	—
Segment adjusted EBITDA from continuing operations	$53,513	$47,172	$172,697	$168,334

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Years Ended September 30,
	2017	2016	2017	2016
Revenue	$430,799	$374,365	$1,524,997	$1,477,035
Cost of goods and services	316,279	270,054	1,116,881	1,076,342
Gross profit	114,520	104,311	408,116	400,693
Selling, general and administrative expenses	97,717	79,938	339,089	318,353
Income from continuing operations	16,803	24,373	69,027	82,340
Other income (expense)
Interest expense	(12,819)	(13,348)	(51,513)	(49,943)
Interest income	26	8	64	66
Other, net	(459)	424	(880)	(250)
Total other income (expense)	(13,252)	(12,916)	(52,329)	(50,127)
Income before taxes from continuing operations	3,551	11,457	16,698	32,213
Provision (benefit) for income taxes	(786)	7,359	(1,085)	12,432
Income from continuing operations	$4,337	$4,098	$17,783	$19,781
Discontinued operations:
Income from operations of discontinued businesses	637	6,761	22,276	20,952
Provision from income taxes	16,924	5,328	25,147	10,723
Income (loss) from discontinued operations	(16,287)	1,433	(2,871)	10,229
Net income (loss)	$(11,950)	$5,531	$14,912	$30,010

Income from continuing operations	$0.10	$0.10	$0.43	$0.48
Income from discontinued operations	(0.39)	0.04	(0.07)	0.25
Basic earnings per common share	$(0.29)	$0.14	$0.36	$0.73

Weighted-average shares outstanding	41,726	40,343	41,005	41,074

Income from continuing operations	$0.10	$0.10	$0.41	$0.45
Income from discontinued operations	(0.39)	0.03	(0.07)	0.23
Diluted earnings per common share	$(0.29)	$0.13	$0.35	$0.68

Weighted-average shares outstanding	41,726	42,784	43,011	44,109

Net income (loss)	$(11,950)	$5,531	$14,912	$30,010
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	9,323	6,154	10,667	17,284
Pension and other post-retirement plans	7,941	(6,809)	9,573	(5,651)
Gain (loss) on cash flow hedge	89	(309)	890	(1,686)
Total other comprehensive income (loss), net of taxes	17,353	(964)	21,130	9,947
Comprehensive income (loss), net	$5,403	$4,567	$36,042	$39,957

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2017	At September 30, 2016
CURRENT ASSETS
Cash and equivalents	$47,681	$72,553
Accounts receivable, net of allowances of $5,966 and $4,692	208,229	184,339
Contract costs and recognized income not yet billed, net of progress payments of $4,407 and $8,001	131,662	126,961
Inventories, net	299,437	261,317
Prepaid and other current assets	40,067	23,429
Assets of discontinued operations held for sale	370,724	112,139
Assets of discontinued operations not held for sale	329	219
Total Current Assets	1,098,129	780,957
PROPERTY, PLANT AND EQUIPMENT, net	232,135	236,905
GOODWILL	319,139	306,163
INTANGIBLE ASSETS, net	205,127	197,949
OTHER ASSETS	16,051	7,569
ASSETS OF DISCONTINUED OPERATIONS HELD FOR SALE	—	250,585
ASSETS OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	2,960	1,968
Total Assets	$1,873,541	$1,782,096
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$11,078	$13,932
Accounts payable	183,951	148,130
Accrued liabilities	83,258	84,059
Liabilities of discontinued operations held for sale	84,450	70,458
Liabilities of discontinued operations not held for sale	8,342	1,684
Total Current Liabilities	371,079	318,263
LONG-TERM DEBT, net	968,080	896,946
OTHER LIABILITIES	132,537	123,163
LIABILITIES OF DISCONTINUED OPERATIONS HELD FOR SALE	—	31,071
LIABILITIES OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	3,037	1,706
Total Liabilities	1,474,733	1,371,149
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued 80,663 shares and 79,966 shares	20,166	19,992
Capital in excess of par value	487,077	529,980
Retained earnings	480,347	475,760
Treasury shares, at cost, 33,557 common shares and 34,797 common shares	(489,225)	(501,866)
Accumulated other comprehensive loss	(60,481)	(81,241)
Deferred compensation	(39,076)	(31,678)
Total Shareholders’ Equity	398,808	410,947
Total Liabilities and Shareholders’ Equity	$1,873,541	$1,782,096

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$14,912	$30,010	$34,289
Net (income) from discontinued operations	2,871	(10,229)	(21,995)
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	47,878	46,342	45,834
Stock-based compensation	8,090	10,136	11,110
Provision for losses on accounts receivable	271	351	60
Amortization of deferred financing costs and debt discounts	4,511	7,321	6,982
Deferred income tax	2,341	6,044	3,674
Gain on sale/disposal of assets and investments	(126)	(319)	(338)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(19,131)	(35,933)	22,375
(Increase) decrease in inventories	(29,299)	16,103	(41,604)
(Increase) decrease in prepaid and other assets	(4,781)	1,462	(2,019)
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	17,541	4,829	(27,071)
Other changes, net	4,073	4,001	559
Net cash provided by operating activities - continuing operations	49,151	80,118	31,856
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(34,937)	(59,276)	(46,308)
Acquired business, net of cash acquired	(34,719)	(4,470)	(2,225)
Investment sales (purchases)	(1,824)	715	8,891
Proceeds from sale of property, plant and equipment	143	770	203
Net cash used in investing activities - continuing operations	(71,337)	(62,261)	(39,439)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Proceeds from issuance of common stock	—	—	371
Dividends paid	(10,325)	(8,798)	(7,654)
Purchase of shares for treasury	(15,841)	(65,307)	(82,343)
Proceeds from long-term debt	233,443	302,362	203,216
Payments of long-term debt	(170,454)	(208,514)	(187,735)
Share premium payment on settled debt	(24,997)	—	—
Financing costs	(1,548)	(4,384)	(888)
Purchase of ESOP shares	(10,908)	—	—
Tax effect from exercise/vesting of equity awards, net	—	—	345
Other, net	(70)	55	347
Net cash provided by (used) in financing activities - continuing operations	(700)	15,414	(74,341)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2017	2016	2015

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	47,193	24,264	43,362
Net cash used in investing activities	(45,075)	(31,343)	(27,180)
Net cash provided by (used in) financing activities	(4,268)	(6,526)	29,490
Net cash provided by (used in) discontinued operations	(2,150)	(13,605)	45,672
Effect of exchange rate changes on cash and equivalents	164	886	(4,152)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(24,872)	20,552	(40,404)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	72,553	52,001	92,405
CASH AND EQUIVALENTS AT END OF PERIOD	$47,681	$72,553	$52,001
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$48,137	$43,208	$41,269
Cash paid for taxes	20,998	3,431	16,446

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations to Adjusted earnings per common share from continuing operations, as well as, Net income to Adjusted net income and Earnings per common share to Adjusted earnings per common share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Years Ended September 30,
	2017	2016	2017	2016
Income from continuing operations	$4,337	$4,098	$17,783	$19,781
Adjusting items, net of tax:
Acquisition costs	6,145	—	6,145	—
Contract settlement charges	3,300	—	3,300	—
Discrete tax provisions (benefits)	(1,769)	2,294	(8,274)	(857)
Adjusted income from continuing operations	$12,013	$6,392	$18,954	$18,924

Earnings per common share from continuing operations	$0.10	$0.10	$0.41	$0.45

Adjusting items, net of tax:
Acquisition costs	0.14	—	0.14	—
Contract settlement charges	0.08	—	0.08	—
Discrete tax provisions (benefits)	(0.04)	0.05	(0.19)	(0.02)
Adjusted earnings per share from continuing operations	$0.28	$0.15	$0.44	$0.43
Weighted-average shares outstanding (in thousands)	43,237	42,784	43,011	44,109

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME
TO ADJUSTED NET INCOME
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Years Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$(11,950)	$5,531	$14,912	$30,010
Adjusting items, net of tax:
Acquisition costs	6,145	—	6,145	—
Contract settlement charges	3,300	—	3,300	—
Environmental and warranty reserves	3,703		3,703
Restructuring	—	—	—	4,247
Discrete tax provisions	14,509	5,982	9,385	2,658
Adjusted net income	$15,707	$11,513	$37,445	$36,915

Earnings (loss) per common share (1)	$(0.29)	$0.13	$0.35	$0.68

Adjusting items, net of tax:
Acquisition costs	0.14	—	0.14	—
Contract settlement charges	0.08	—	0.08	—
Environmental and warranty reserves	0.09		0.09
Restructuring	—	—	—	0.10
Discrete tax provisions	0.34	0.14	0.22	0.06
Adjusted earnings per share	$0.36	$0.27	$0.87	$0.84

Weighted-average shares outstanding (in thousands)	43,237	42,784	43,011	44,109

(1) On basic weighted average shares outstanding of 41,726.

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.